AGREEMENT
TO WAIVE FEES AND REIMBURSE EXPENSES
DAVIS SERIES, INC.
DAVIS GOVERNMENT BOND FUND
CLASS A, C, AND Y SHARES
DAVIS REAL ESTATE FUND
CLASS C SHARES
THIS AGREEMENT is made this 31st day of August, 2018, between Davis Series, Inc., a Maryland corporation (“Davis Series”) and Davis Selected Advisers, L.P., a limited partnership organized under the laws of Colorado (“DSA”).
RECITALS:
WHEREAS, Davis Series is a registered open-end management investment company with six authorized series (Davis Opportunity Fund, Davis Financial Fund, Davis Appreciation & Income Fund, Davis Real Estate Fund, Davis Government Bond Fund, and Davis Government Money Market Fund); and
WHEREAS, DSA serves as the investment adviser for Davis Series; and
WHEREAS, both Davis Series and DSA agree it is important that the actual expenses of Davis Government Bond Fund not exceed a specified percentage, Class A shares: 1.05%; Class C shares: 1.80%; and Class Y shares: 0.80%, of net assets on an annual basis;
WHEREAS, both Davis Series and DSA agree it is important that the actual expenses of Class C shares of Davis Real Estate Fund not exceed a specified percentage, 1.80%, of net assets on an annual basis;
NOW, THEREFORE, the parties hereby agree as follows:
1.
Expense Cap. DSA agrees to waive fees and reimburse the expenses of each authorized Class of shares of Davis Government Bond Fund to the extent it is necessary to ensure that the actual expense incurred by each authorized Class of shares, after recognizing the benefits of custody or other credits, fee waivers, and expense reimbursements, not exceed: Class A shares: 1.05%; Class C shares: 1.80%; and Class Y shares: 0.80% of net assets.

2.
Expense Cap. DSA agrees to waive fees and reimburse the expenses of Class C shares of Davis Real Estate Fund to the extent it is necessary to ensure that the actual expense incurred by Class C shares, after recognizing the benefits of custody or other credits, fee waivers, and expense reimbursements, not exceed 1.80% of net assets.

3.
Duration of Agreement. This Agreement shall be effective as of September 1, 2018, and ending on May 1, 2020. This Agreement shall automatically renew for additional one-year periods if not terminated, in writing, by either party before May 1st of each year.

IN WITNESS WHEREOF, the parties have duly executed and sealed this Agreement, all as of the date first written above.
	Davis Series, Inc.		Davis Selected Advisers, L.P.
		By	Davis Investments, LLC (General Partner)

By:	_________________	By:	_________________
	Doug Haines		Ryan Charles
	Vice President		Vice President